Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. REPORTS RESULTS OF OPERATIONS FOR THE

THREE- AND SIX-MONTH PERIODS ENDED JUNE 30, 2005

ATLANTA, August 9, 2005, – HomeBanc Corp. (NYSE: HMB) (“HomeBanc” or the “Company”), a real estate investment trust (“REIT”), today reported the Company’s consolidated results of operations for the three- and six-month periods ended June 30, 2004 and 2005.

Financial Highlights

•	REIT taxable income of $13.5 million, or $0.24 per share, for the three months ended June 30, 2005;

•	GAAP consolidated net loss of $3.6 million, or $0.06 per share, for the three months ended June 30, 2005;

•	REIT portfolio assets increased to $4.4 billion at June 30, 2005, a 20% increase over the first quarter of 2005;

•	Mortgage origination volume of $1.8 billion for three months ended June 30, 2005, a 30% increase over the quarter ended March 31, 2005;

•	New loan application volume of $2.3 billion for the three months ended June 30, 2005, an increase of 17% over the quarter ended March 31, 2005; and

•	$1.6 billion of pending mortgage loan applications in the pipeline at June 30, 2005, an increase of 8% over the pipeline at March 31, 2005.

Patrick S. Flood, HomeBanc Chairman and CEO, commented, “Our phase I, or year one, objectives as a public company were simple: aggressively invest in and build the REIT portfolio with HomeBanc self-originated loans, conservatively manage interest rate and credit risks, and demonstrate that our model will generate dividends and dividend growth while reducing GAAP losses substantially quarter to quarter. The second quarter continued our trend of meeting or exceeding our expectations with regard to each of these objectives. We are excited about our second quarter results and look forward to executing phase II of our business plan beginning in the second half of 2005.”

Comparison of the Three Months Ended June 30, 2005 and March 31, 2005

•	REIT taxable income of $13.5 million, or $0.24 per share, increased 26% over the first quarter of 2005;

•	REIT dividends per share, which were paid on August 8, increased 21% to $0.23 per share over the first quarter of 2005;

•	Total consolidated revenues increased $7.4 million, or 36%, to $28.2 million for the second quarter of 2005 compared to $20.8 million in the first quarter of 2005, due primarily to increased interest income and gain on sale of mortgage loans;

•	Net gain on sale, before provision for contingent losses on loans sold during the period and the effect of derivative financial instruments, was $13.7 million, or 184 basis points (“bps”), compared to $8.5 million, or 177 bps, on loans sold in the first quarter of 2005;

•	Total expenses for the second quarter of 2005 increased $1.6 million, or 5%, to $33.5 million compared to the first quarter of 2005;

•	Total consolidated GAAP net loss for the second quarter of 2005 decreased 53% to $3.6 million, or $0.06 per share, compared to $7.6 million, or $0.15 per share, for the first quarter of 2005.

Comparison of the Three Months Ended June 30, 2005 and 2004

•	Total consolidated revenues increased 36%, or $7.5 million, to $28.2 million for the second quarter of 2005 compared to $20.7 million the same quarter of 2004, due primarily to the growth in net interest income resulting from mortgage loans held for investment;

•	Net gain on sale, before provision for contingent losses during the period and the effect of derivative financial instruments, was $13.7 million, or 184 bps, compared to $17.1 million, or 196 bps, on loan sales for the same period of 2004;

•	Total expenses for the quarter ended June 30, 2005 increased to $33.5 million, or 3%, over the second quarter 2004;

•	Total consolidated GAAP net loss for the quarter ended June 30, 2005 decreased 50% to $3.6 million compared to the same period of 2004.

Comparison of the Six Months Ended June 30, 2005 and 2004

•	Total consolidated revenues increased 47%, or $15.6 million, to $48.9 million for the six months ended June 30, 2005 compared to $33.3 million for the same period of 2004, due primarily to the growth in net interest income resulting from mortgage loans held for investment;

•	Total expenses for the six months ended June 30, 2005 increased 7%, to $65.3 million, over the 2004 period;

•	Total consolidated GAAP net loss for the six months ended June 30, 2005 decreased 32%, to $11.2 million, compared to the same period of 2004.

The Company’s REIT taxable income for the three and six month periods ended June 30, 2005 was $13.5 million and $24.2 million, respectively. REIT taxable income, as defined in the following table, is a non-GAAP financial measure. Because of the REIT tax requirements on distributions, management believes that REIT taxable income is an additional meaningful measure to evaluate our performance. The most comparable GAAP measure is consolidated GAAP earnings. REIT taxable income should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. HomeBanc Corp. uses REIT taxable income as the basis for establishing the amount of dividends payable to holders of its common stock. The principal differences between GAAP earnings and REIT taxable income in the periods are intercompany gains on sale of loans from taxable REIT subsidiaries to HomeBanc.

The following is the reconciliation of GAAP losses to REIT taxable income for the three and six months ended June 30, 2005:

($s in thousands)	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
REIT taxable income (1)	$13,534	$24,221
Taxable REIT subsidiaries taxable loss	(3,719)	(21,091)
GAAP eliminations	(15,121)	(19,502)
Income tax benefit	1,664	5,172

Consolidated GAAP loss (after-tax)	$(3,642)	$(11,200)

(1)	We define REIT taxable income to be REIT taxable income calculated under the Internal Revenue Code of 1986, as amended, for purposes of the REIT distribution requirement. A REIT is required to distribute 90% of its REIT taxable income, which, in general, includes all dividends received from our taxable REIT subsidiaries (TRSs) (generally, calculated without regard to the dividends paid deduction for distributions paid to REIT shareholders, and earnings retained by our TRSs), plus 90% of net after-tax income from foreclosure property.

The Company’s net gain on sale of mortgage loans before provision for contingent losses on loans sold and the effect of derivative financial instruments for the three months ended June 30, 2005, March 31, 2005 and June 30, 2004 was $13.7 million, $8.5 million and $17.1 million, respectively. Net gain on sale of mortgage loans before provision for contingent losses on loans sold and the effect of derivative financial instruments is a non-GAAP financial measure. The most comparable GAAP measure is net gain on sale of mortgage loans. HomeBanc Corp. uses net gain on sale of mortgage loans before provision for contingent losses on loans sold and the effect of derivative financial instruments as an indication of pricing trends and related gain on sale performance, and management believes it is an additional meaningful measure of our performance. Net gain on sale of mortgage loans before provision for contingent losses on loans sold and the effect of derivative financial instruments should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. The following table provides a reconciliation of net gain on sale of mortgage loans before provision for contingent losses on loans sold and the effect of derivative financial instruments to net gain on sale of mortgage loans (dollars in thousands):

	Three Months Ended June 30, 2005	Three Months Ended March 31, 2005	Three Months Ended June 30, 2004
Gain on sale revenue (GOS)	$13,708	$8,518	$17,137
Effect of derivative financial instruments	(636)	739	941

GOS prior to provision	13,072	9,257	18,078
Contingent loss provision	(1,120)	(674)	(2,120)

Net GAAP GOS revenue	$11,952	$8,583	$15,958

Origination Volume

The Mortgage Bankers Association of America Finance Forecast dated July 12, 2005 (the “MBA Forecast”), estimates a 6% increase in total mortgage originations for the full year 2005 versus 2004. In contrast, HomeBanc estimates that its mortgage originations will increase approximately 13% in 2005 over 2004. The Company’s total mortgage origination volume for the three months ended June 30, 2005 increased 10% compared to the same period of 2004, which compares favorably to industry expectations. The Company’s pipeline of mortgage applications at June 30, 2005 increased 26%, to $1.6 billion, compared to $1.2 billion at June 30, 2004, and was 8% greater than the $1.5 billion at March 31, 2005. Additionally, the Company’s mortgage applications were 19% greater for the quarter ended June 30, 2005 as compared to the quarter ended June 30, 2004. The Company’s purchase money mortgage volume closed during the three months ended June 30, 2005 accounted for 76% of its total loan volume compared to the industry average of 60%. During the quarter ended June 30, 2005, approximately $1.0 billion of loans were transferred from the TRS to the REIT portfolio. For consolidated GAAP purposes, no gain on sale is recognized on loans transferred from the TRS to the REIT.

During the quarter ended June 30, 2005, the Company increased the number of strategic marketing alliances by 2% since March 31, 2005. Of the 235 strategic marketing alliances at June 30, 2005, 108 were residential realtors and 127 were home builders. The Company believes that development of these marketing alliances supports the Company’s focus on the historically more consistent growth of purchase money mortgage originations.

Loans Held for Investment

Loans held for investment increased 20% to $4.4 billion at June 30, 2005 from $3.7 billion at March 31, 2005. The “net interest margin” for the portfolio was 1.28% as of June 30, 2005 compared to 1.30% at March 31, 2005. Duration gap for the portfolio as measured by the net interest reset period was estimated to be neutral at June 30, 2005. “In light of the market environment in 2005 of increasing interest rates, a flattening yield curve and higher industry prepayment speeds, we are pleased with the consistent growth of our portfolio, stability of our net interest margin and our ability to maintain a high credit quality investment portfolio,” said Kevin D. Race, HomeBanc President, Chief Operating Officer and Chief Financial Officer.

Net interest margin is a non-GAAP financial measure and is defined as the weighted average coupon earned on loans held for investment minus the weighted average coupon on the debt, including the effect of derivative financial instruments. The net interest margin discussed is a non-GAAP measure because it excludes other Company debt and earning assets and the related interest expense and interest income. The Company believes this is a useful measure since it shows the earnings on loans held for investment after the cost of related debt which the Company believes is an important driver of REIT taxable income, which in turn forms the basis for dividends on its common stock.

Loan Servicing

The Company serviced $5.2 billion, excluding loans held for sale, in unpaid principal balance related to 26,771 mortgage loans at June 30, 2005, of which 23,487 loans were held by the Company and 3,284 loans were serviced for third party investors. The loan servicing portfolio carried a weighted average servicing fee of 0.36% at June 30, 2005. The mortgage loans held by the Company on a unit basis had a 90-day or greater delinquency rate of 0.08%.

Operating Highlights

($s in millions) Loan Originations:	Three Months Ended June 30, 2005	Three Months Ended March 31, 2005	% Change	Three Months Ended June 30, 2004	% Change
Total Originations	$1,793	$1,385	30%	$1,631	10%
Purchase	$1,357	$1,036	31%	$1,296	5%
Refinance	$436	$349	25%	$335	30%
ARM	$1,321	$1,087	22%	$1,287	3%
Fixed	$472	$298	58%	$344	37%
Loans sold to third parties	$746	$482	55%	$876	(15)%
Loan applications	$2,283	$1,948	17%	$1,925	19%
Loan application pipeline at period-end	$1,570	$1,455	8%	$1,250	26%
Customer service guarantee redemptions	.17%	.26%		.52%
Customer satisfaction survey – top box rating	80.21%	82.52%
Total strategic marketing alliances (SMAs) – at period-end	235	230	2%	135	74%
Realtors	108	88	23%	72	50%
Builders	127	142	(11)%	63	102%
Total SMA locations – at period-end	270	271	—	185	46%

Realtors	143	129	11%	122	17%
Builders	127	142	(11)%	63	102%

($s in millions) Loans Held for Investment:	As of and for the Quarters Ended
	June 30, 2005	March 31, 2005
Loans held for investment, net	$4,402	$3,656
Weighted average yield	5.22%	4.78%
Collateralized debt & other debt	$4,235	$3,546
Average cost of funds including hedges	3.94%	3.48%
Gross net interest margin	1.28%	1.30%
Portfolio composition
1-month interest-only ARMs	10.7%	14.2%
6-month interest-only ARMs	25.8%	34.7%
3-year fixed/6-month interest-only ARM	12.1%	11.8%
5-year fixed/6-month interest-only ARM	38.6%	29.9%
7-year fixed/6-month interest-only ARM	6.3%	3.9%
All other mortgage loans	6.5%	5.5%

Total	100.0%	100.0%
Average FICO score – total portfolio	726	726
Average 1st mortgage loan to value (LTV)	78.8%	74.6%
Average 1st mortgage FICO score	726	726
Average 2nd mortgage LTV	93%	92%
Average 2nd mortgage FICO score	730	730
Geographic Concentration (total portfolio):
Florida	52%	45%
Georgia	43%	49%
North Carolina	4%	5%
Other	1%	1%

($s in millions) Loan Servicing:	Three Months Ended June 30, 2005	Three Months Ended March 31, 2005	% Change
Total servicing portfolio	$5,188	$4,180	24%
Loans serviced for third parties	$786	$524	50%
Loans serviced for REIT	$4,402	$3,656	20%
Weighted average service fee - securitized	0.341%	0.352%
Weighted average service fee – third parties	0.446%	0.408%
Weighted average service fee – all loans	0.36%	0.36%
REIT portfolio delinquency of 90 days or more – per unit basis	0.08%	0.028%

Noteworthy Events in the Quarter

On June 1, 2005, the Company announced the completion of a public offering of approximately $980 million of mortgage backed securities consisting of adjustable rate, residential first and second mortgage loans.

On June 29, 2005, the Company completed a $50 million private placement of trust preferred securities maturing on June 30, 2035 and callable after five years.

According to Mr. Race, “We continue to seek opportunities to raise capital efficiently and on attractive terms as evidenced by our successful securitization platform and most recently by the trust preferred offering. We have now completed five securitization transactions totaling more than $4 billion and we are pleased that with each successive transaction, our funding costs have improved and our leverage has exceeded our expectations. We remain optimistic in our ability to create a strong and sustainable net interest margin from our investment portfolio activities.”

Stated by Mr. Flood, “In summary, as we complete our first year as a public company, we have substantially met the objectives we established for ourselves in executing phase I of converting our business model to a REIT. We now look forward to executing phase II of our strategy.”

Dividend Reinvestment and Stock Purchase Plan

The Company offers a dividend reinvestment and stock purchase plan. SunTrust Bank is the plan administrator for the plan. Shareholders can obtain additional information about the plan, including account opening materials, by contacting SunTrust Bank at 800-568-3476.

Conference Call

HomeBanc Corp. will host a conference call on Wednesday, August 10, 2005 at 10:30 a.m. Eastern time, to discuss second quarter results. The conference call dial-in number is 800-218-4007. You may also listen to the call on www.earnings.com and on the HomeBanc Corp. website at www.homebanc.com. PowerPoint slides to accompany the conference call will be available on the Company’s website under Investor Relations – Financial Reports and also on the Company’s website under Investor Relations – Webcast Live link. The Internet broadcast will be archived on both websites until August 24, 2005. An audio replay will also be available until August 24, 2005 by dialing 800-405-2236 and providing access code 11034438.

About our Company

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp. has made an election to be taxed as a REIT for federal income tax purposes. For more information about HomeBanc Corp., HomeBanc Mortgage or the Company’s mortgage products, contact HomeBanc at www.homebanc.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the Company’s expectations about portfolio growth, dividends and reductions in GAAP losses in future periods; REIT taxable income; statements regarding expectations and guidance of increased mortgage originations for the Company for 2005, total industry mortgage originations for 2005, and growth in the Company’s portfolio of retained mortgage loans; expectations of our ability to achieve improved funding costs and increase leverage for our portfolio; and the Company’s ability to achieve continued success in execution of our strategy. Such forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, risks of changes in interest rates and the yield curve on our mortgage loan production, our product mix and our interest sensitive assets and liabilities; mortgage loan prepayment assumptions and estimated lives of loans; the risk that loan applications may not be indicative of loan origination volume realized in the future due to fallout from applicants not completing the application process or not closing a loan; interest rate risks and credit risks of customers; loan loss experience and the rate of loan charge-offs; risks inherent in originating mortgage loans; loss experience arising from alleged breaches of representations and warranties provided to buyers of mortgage loans sold; risks related to the Company’s execution of its new business strategy and its ability to meet the requirements for operation as a REIT; the failure of assumptions underlying the establishment of reserves for possible loan and contingency losses and other estimates including estimates about loan prepayment rates, and the estimates and assumptions utilized in our hedging strategy; the execution of the Company’s phase II objectives; and the other risks described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Dollars in thousands, except per share data)
Revenues:
Net gain on sale of mortgage loans	$11,952	$15,958	$20,535	$27,418
Other revenue	654	1,271	1,718	1,746
Interest income	56,852	12,001	98,903	16,926
Interest expense	(40,631)	(8,134)	(71,047)	(12,200)

Net interest income	16,221	3,867	27,856	4,726
Provision for loan losses	675	356	1,203	564

Net interest income after provision for loan losses	15,546	3,511	26,653	4,162

Total revenues	28,152	20,740	48,906	33,326

Expenses:
Salaries and associate benefits, net	15,402	15,646	30,458	25,762
Marketing and promotions	6,512	5,890	12,866	10,834
Occupancy and equipment expense	3,520	3,997	7,325	12,907
Depreciation and amortization	1,949	1,432	3,823	2,698
Interest expense, other	—	368	—	746
Minority interest	101	50	125	74
Other operating expense	5,974	4,954	10,681	7,833

Total expenses	33,458	32,337	65,278	60,854

Loss before income taxes	(5,306)	(11,597)	(16,372)	(27,528)
Income tax benefit	(1,664)	(4,277)	(5,172)	(11,108)

Net loss	$(3,642)	$(7,320)	$(11,200)	$(16,420)

Net loss per share of common stock outstanding:
Basic and diluted	$(0.06)	$(1.11)	$(0.21)	$(2.51)

Dividends per share of common stock outstanding	$0.19	$—	$0.19	$—

Weighted average shares of common stock outstanding:
Basic and diluted	56,431,573	6,586,380	54,074,854	6,534,482

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Balance Sheet (Unaudited)

	June 30, 2005	December 31, 2004
	(Dollars in thousands, except per share data)
Assets
Cash	$26,979	$12,232
Restricted cash	11,709	6,877
Mortgage loans held for sale, net	227,422	252,378
Mortgage loans held for investment, net of allowance of $4,074 and $2,870, respectively	4,402,455	2,937,156
Mortgage servicing rights, net	6,886	5,097
Accounts receivable	133,699	34,972
Prepaid assets, net	2,534	3,551
Premises and equipment, net	36,876	33,025
Goodwill, net	39,995	39,995
Deferred tax asset, net	17,155	11,973
Other assets	30,856	22,697

Total assets	$4,936,566	$3,359,953

Liabilities and shareholders’ equity
Warehouse lines of credit	$286,061	$333,783
Aggregation credit facilities	405,128	869,429
Loan funding payable	127,710	69,831
Other liabilities	40,760	49,981
Collateralized debt obligations	3,706,706	1,785,900
Junior subordinated debentures representing obligations for trust preferred securities	51,547	—

Total liabilities	4,617,912	3,108,924
Minority interest	34	16

Commitments and contingencies (Note 8)	—	—

Shareholders’ equity:
Preferred Stock – par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock – par value $0.01 per share; 150,000,000 shares authorized; 56,440,036 and 45,501,117 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	564	455
Additional paid-in capital	378,179	294,809
Accumulated deficit	(57,150)	(45,950)
Accumulated other comprehensive (loss) income	(2,973)	1,699

Total shareholders’ equity	318,620	251,013

Total liabilities and shareholders’ equity	$4,936,566	$3,359,953

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